Exhibit 10.5

[ClubCorp Logo]

May 6, 2008

James Walters

Dear Jamie:

We are delighted to have you as the newest addition to our team.  This letter outlines the terms of our conversation regarding your role as the EVP of Revenue; responsibilities as outlined in attached Sales & Marketing Organization chart submitted by John Longstreet dated May 2008.  In this position, you will be responsible for all revenues of ClubCorp in its entirety.  This offer of employment is contingent upon the successful completion of a background check according to ClubCorp’s Background Check Policy.

You will begin work at the Dallas Home Office on or about July 9, 2008 reporting directly to ClubCorp’s CEO.  You will be paid at the annualized rate of $300,000 (bi-weekly rate-$11,538.46).

Incentive Compensation

You will be eligible for a guaranteed bonus of $125,000 for 2008 contingent upon your active employment with ClubCorp at the time of pay out.  You will be eligible for an incentive potential of 75% if actual eligible earnings for each subsequent year.  The Incentive will be based on the applicable ClubCorp Incentive Plan which is currently Adjusted EBITDA (65%), Discretionary (25%) and Company Net Dues (10%).  You will receive a Summary Plan Document and a Compensation Worksheet, which will provide more details.

ClubCorp Health Benefit Plans and Investment Plans

You will be eligible for health, life, dental, vision, flexible spending accounts/health savings account and long-term disability benefits on your six-month anniversary.  You elections will be effective on the day you complete six-months of continuous service.  Dependent medical, dental, vision and supplemental life coverage will also be available.  Additionally, you will be eligible to participate in our Investment Plan (401k) on your six month anniversary.  For additional information, please contact the People Strategy Support Center upon hire.

Relocation

You will be eligible for relocation per the ClubCorp relocation program.  Plan details will be provided under separate cover.

Equity Plan

You will be eligible to participate in the Equity Plan at five (5) full basis points in accordance with the terms and conditions of the Equity Plan.  Plan details will be provided under separate cover.

COBRA Reimbursement

You will be reimbursed for any COBRA payments you will be paying over the next 6 months to equal the difference between what you would normally pay for ClubCorp Health Benefits and your out of pocket costs for COBRA.  The reimbursement will be paid at the beginning of each month (grossed up) once you have disclosed proof of your COBRA costs.

Club Membership

You will receive an executive-level Associate Clubs membership.  You may elect to receive membership privileges at a local ClubCorp club of your choice subject to approval of the President of ClubCorp.  Initiation deposit and monthly dues will be waived.  This membership cannot be sold or transferred under any circumstances.

Vacation

You will earn four (4) weeks of vacation each year beginning with the day of hire and each subsequent anniversary date.  The vacation earned is subject to the policies stated in the benefit guide.

Severance

You will be eligible for a severance package to include one year of your base salary and any bonus earned under the terms and conditions of the Incentive Plan.  You will be entitled to this severance package if your employment is terminated without cause or due to change of control within your first two years of employment from your anniversary date.  If the Company experiences a change in control prior to your 100% vesting of your initial offering of the five (5) basis points under the Equity Plan, you will be entitled to the severance package listed above or the pay out of your equity in accordance to the terms and conditions of the Equity Plan based upon whichever is greater.

Additional Agreements Requiring Your Signature

Enclosed is a copy of a Confidentiality Agreement, Employee Partner Relocation Agreement, a Non-Solicitation and Non-Competition Agreement for your signature.

If this is in agreement with discussions held, please sign all three (3) copies, retaining one (1) copy for your records and returning two (2) additional copies to me using the enclosed stamped envelope.

This letter is not a contract of employment for any specified period of time.  You understand that your employment is at-will, regardless of any oral or written statements to the contrary, and may be terminated at any time for any reason by either you or the Company.

Jamie, congratulations on your new responsibilities.  We look forward to our mutual success.  If you have any questions or would like any assistance, please do not hesitate to call.

Sincerely,

/s/ Eric Affeldt
Eric Affeldt
President & Chief Executive Officer

Enclosures

Agreed to this 14th day of May, 2008

/s/ James Walters
James Walters